Exhibit 10.14

November 28, 2012

Bjarne Bergheim

26362 Ibeza Rd

Mission Viejo, CA 92692

Dear Bjarne:

On behalf of Sonendo, Inc, (the “Company”), I am pleased to offer you the position of President & Chief Executive Officer, effective as of July 1, 2012 (the “Effective Date”).

The primary duties and areas of responsibility of this role have been discussed with you previously. Your compensation for this full-time position will be $250,000.00 per annum, paid semi-monthly. You will be eligible to receive an annual bonus in an amount of up to twenty percent (20%) of your base salary based upon mutually agreed upon objectives.

I will also recommend to the Sonendo Board of Directors that you receive stock options in accordance with Sonendo’s Stock Option Plan.

The company’s scheduled working hours are 8:00a-5:00p (PT), Monday through Friday, excluding holidays. It is of course understood that your role may require you to work outside of scheduled working hours as is customary for your position in the Company.

The Company offers a benefits package that includes medical and dental insurance. Details about these benefits will be discussed with you when you start in your position. You will receive five week’s vacation, which accrue on a monthly basis. In addition, the Company offers several paid holidays per year (see attached schedule).

Upon commencement of your employment you will need to sign the Company’s standard Patent, Copyright and Non-Disclosure Agreement.

Your employment with the Company will be “at will,” which means that either you or the Company may terminate your employment at any time for any reason whatsoever upon thirty (30) days’ written notice. However, in the event that your employment is terminated by the Company without cause or there is a change of control of the Company, you shall be entitled to continue to be compensated by the Company, at your then annual base salary, for a period of twelve (12) months. A determination as to whether or not your employment is being terminated “for cause” shall be made in good faith by the Board.

26051 MERIT CIRCLE. SUITE 102

LAGUNA HILLS, CALIFORNIA 92653

PH:949.348.1188

Bjame, this is a very exciting opportunity to be part of building a company from the ground floor. I am looking forward to your contributions to our success. If this offer meets with your approval, please sign the enclosed copy of this letter where indicated below.

Very truly yours,

/s/ Erik Amble
Erik Amble
Compensation Committee Chairman
Sonendo Board of Directors

AGREED AND ACCEPTED this

28th day of November, 2012

/s/ Bjarne Bergheim
Bjarne Bergheim

26051 MERIT CIRCLE, SUITE 102

LAGUNA HILLS, CALIFORNIA 92653

PH: 949.348.1188